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Exhibit 4.05

WARRANT

        THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

JULY 27, 2004

        Warrant to Purchase up to            shares of Common Stock of Cellegy Pharmaceuticals, Inc. (the "Company").

        In consideration for the party whose signature appears on the signature page hereof (the "Investor") agreeing to pay the purchase price of $            for this Warrant and agreeing to enter into that certain Common Stock and Warrant Purchase Agreement, dated as of the date hereof, by and among the Company, the Investor and the other parties identified therein as "Investors" (the "Agreement"), the Company hereby agrees that the Investor or any other Warrant Holder (as defined below) is entitled, on the terms and conditions set forth below, to purchase from the Company at any time during the Exercise Period (as defined below) up to            fully paid and nonassessable shares of common stock, no par value, of the Company (the "Common Stock") at a price per share equal to the Exercise Price (hereinafter defined), as the same may be adjusted from time to time pursuant to Section 5.1 hereof. The resale of the shares of Common Stock or other securities issuable upon exercise or exchange of this Warrant is subject to the provisions of this Warrant and the Agreement.

        Section 1.    Definitions.

        "Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under direct or indirect common control with any other Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term "controls" and "controlled" have meanings correlative to the foregoing.

        "Exercise Period" shall mean that period beginning on the date of this Warrant and continuing until the expiration of the five-year period thereafter.

        "Exercise Price" as of the date hereof shall mean $4.62, subject to adjustment for the events specified in Section 5.1 below.

        "Investors" shall mean the purchasers of Common Stock pursuant to the Agreement, including the Investor.

        "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Principal Market" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange the New York Stock Exchange, or other exchange or market, whichever is at the time the principal trading exchange or market for the Common Stock.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Trading Day" shall mean any day other than a Saturday or a Sunday on which the Principal Market is open for trading in equity securities.

        "Transaction Warrants" shall mean those warrants (including this Warrant) issued pursuant to the Agreement.

        "Transaction Warrant Shares" shall mean those shares of Common Stock underlying the Transaction Warrants.

        "Warrant Holder" shall mean the Investor or any permitted assignee or permitted transferee of all or any portion of this Warrant.

        "Warrant Shares" shall mean those shares of Common Stock received upon exercise of this Warrant.

        Section 2.    Exercise.

          (a)    Method of Exercise.    This Warrant may be exercised in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time during the Exercise Period, by the Warrant Holder by (i) surrender of this Warrant, with the form of exercise attached hereto as Exhibit A completed and duly executed by the Warrant Holder (the "Exercise Notice"), to the Company at the address set forth in Section 12 hereof, accompanied by payment of the Exercise Price multiplied by the number of shares of Common Stock for which this Warrant is being exercised (the "Aggregate Exercise Price") or (ii) telecopying an executed and completed Exercise Notice to the Company and delivering to the Company within five (5) business days thereafter the original Exercise Notice, this Warrant and the Aggregate Exercise Price. Each date on which an Exercise Notice is received by the Company in accordance with clause (i) and each date on which the Exercise Notice is telecopied to the Company in accordance with clause (ii) above shall be deemed an "Exercise Date."

          (b)    Payment of Aggregate Exercise Price.    Payment of the Aggregate Exercise Price shall be made by wire transfer of immediately available funds to an account designated by the Company. If the amount of the payment received by the Company is less than the Aggregate Exercise Price, the Warrant Holder will be notified of the deficiency and shall make payment in that amount within three (3) Trading Days. In the event the payment exceeds the Aggregate Exercise Price, the Company will refund the excess to the Warrant Holder within five (5) Trading Days of receipt.

          (c)    Replacement Warrant.    In the event that the Warrant is not exercised in full, the number of Warrant Shares shall be reduced by the number of such Warrant Shares for which this Warrant is exercised, and the Company, at its expense, shall forthwith issue and deliver to or upon the order of the Warrant Holder a new Warrant of like tenor in the name of the Warrant Holder, reflecting such adjusted number of Warrant Shares.

        Section 3.    Delivery of Stock Certificates.

          (a)   Subject to the terms and conditions of this Warrant, as soon as practicable after the exercise of this Warrant in full or in part, and in any event within five (5) Trading Days thereafter, the Company at its expense (including, without limitation, the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Warrant Holder, or as the Warrant Holder may lawfully direct, a certificate or certificates for the number of validly issued, fully paid and non-assessable Warrant Shares to which the Warrant Holder shall be entitled on such exercise, together with any other stock or other securities or property (including cash, where applicable) to which the Warrant Holder is entitled upon such exercise in accordance with the provisions hereof.

          (b)   This Warrant may not be exercised as to fractional shares of Common Stock. In the event that the exercise of this Warrant, in full or in part, would result in the issuance of any fractional share of Common Stock, then in such event the Warrant Holder shall receive the number of shares rounded to the nearest whole share.

        Section 4.    Representations, Warranties and Covenants of the Company.

          (a)   The Warrant Shares, when issued in accordance with the terms hereof, will be duly authorized and, when paid for or issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable.

          (b)   The Company shall take all commercially reasonable actions and proceedings as may be required and permitted by applicable law, rule and regulation for the legal and valid issuance of this Warrant and the Warrant Shares to the Warrant Holder.

          (c)   The Company has authorized and reserved for issuance to the Warrant Holder the requisite number of shares of Common Stock to be issued pursuant to this Warrant. The Company shall at all times reserve and keep available, solely for issuance and delivery as Warrant Shares hereunder, such shares of Common Stock as shall from time to time be issuable as Warrant Shares.

          (d)   From the date hereof through the last date on which this Warrant is exercisable, the Company shall take all commercially reasonable actions to ensure that the Common Stock remains listed or quoted on the Principal Market.

        Section 5.1.    Adjustment of the Exercise Price.    The Exercise Price and, accordingly, the number of Warrant Shares issuable upon exercise of the Warrant, shall be subject to adjustment from time to time upon the happening of certain events as follows:

          (a)    Reclassification, Consolidation, Merger, Mandatory Share Exchange, Sale or Transfer.

              (i)  Upon occurrence of any of the events specified in subsection (a)(ii) below (the "Adjustment Events") while this Warrant is unexpired and not exercised in full, the Warrant Holder may in its sole discretion require the Company, or any successor or purchasing corporation, as the case may be, without payment of any additional consideration therefor, to execute and deliver to the Warrant Holder a new Warrant providing that the Warrant Holder shall have the right to exercise such new Warrant (upon terms not less favorable to the Warrant Holder than those then applicable to this Warrant) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money or property receivable upon such Adjustment Event by the holder of one share of Common Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such Adjustment Event. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.1.

             (ii)  The Adjustment Events shall be (1) any reclassification or change of Common Stock (other than a change in par value, as a result of a subdivision or combination of Common Stock or in connection with an Excluded Merger or Sale), (2) any consolidation, merger or mandatory share exchange of the Company with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change other than a change in par value or as a result of a subdivision or combination of Common Stock), other than (each of the following referred to as an "Excluded Merger or Sale") a transaction involving (A) sale of all or substantially all of the assets of the Company, (B) any merger, consolidation or similar transaction where the consideration payable to the shareholders of the Company by the acquiring Person consists substantially of cash, or where the acquiring Person does not agree to assume the obligations of the Company under outstanding warrants (including this Warrant). In the event of an Excluded Merger or Sale Transaction, if the surviving, successor or purchasing Person does not agree to assume the obligations under this Warrant, then the Company shall deliver a notice to the Warrant Holder at least ten (10) days before the consummation of such Excluded Merger or Sale, the Warrant Holder may exercise this Warrant at any time before the consummation of such Excluded Merger or Sale (and such exercise may be made contingent upon the consummation of such Excluded Merger or Sale), and any portion of this Warrant that has not been exercised before consummation of such Excluded Merger or Sale shall terminate and expire, and shall no longer be outstanding.

          (b)    Subdivision or Combination of Shares.    The number and kind of securities purchasable upon the exercise of this Warrant, and the Exercise Price, shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) subdivide its outstanding shares of Common Stock into a greater number of shares, or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Warrant Holder shall be entitled to receive the kind and number of Warrant Shares which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares which are purchasable hereunder, the Warrant Holder shall thereafter be entitled to purchase the number of Warrant Shares resulting from such adjustment at an Exercise Price per Warrant Share obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

          (c)    Stock Dividends.    If the Company, at any time while this Warrant is unexpired and not exercised in full, shall pay a dividend or other distribution in shares of Common Stock to all holders of Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Warrant Holder shall be entitled to receive the kind and number of Warrant Shares which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares which are purchasable hereunder, the Warrant Holder shall thereafter be entitled to purchase the number of Warrant Shares resulting from such adjustment at an Exercise Price per Warrant Share obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. The provisions of this subsection (c) shall not apply under any of the circumstances for which an adjustment is provided in subsections (a) or (b).

          (d)    Liquidating Dividends, Etc.    If the Company, at any time while this Warrant is unexpired and not exercised in full, makes a distribution of its assets or evidences of indebtedness to the holders of its Common Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (c)), then the Warrant Holder shall be entitled to receive upon exercise of this Warrant in addition to the Warrant Shares receivable in connection therewith, and without payment of any consideration other than the Exercise Price, the kind and amount of such distribution per share of Common Stock multiplied by the number of Warrant Shares that, on the record date for such distribution, are issuable upon such exercise of the Warrant (with no further adjustment being made following any event which causes a subsequent adjustment in the number of Warrant Shares issuable), and an appropriate provision therefor shall be made a part of any such distribution. The value of a distribution that is paid in other than cash shall be determined in good faith by the Board of Directors of the Company. Notwithstanding the foregoing, in the event of a proposed dividend in liquidation or distribution to the shareholders made in respect of the sale of all or substantially all of the Company's assets, the Company shall deliver a notice to the Warrant Holder at least ten (10) days before the consummation of such event, the Warrant Holder may exercise this Warrant at any time before the consummation of such event (and such exercise may be made contingent upon the consummation of such event), and any portion of this Warrant that has not been exercised before consummation of such event shall terminate and expire, and shall no longer be outstanding.

        Section 5.2    Notice of Adjustments.    Whenever the Exercise Price or number of Warrant Shares shall be adjusted pursuant to Section 5.1 hereof, the Company shall promptly prepare a certificate signed by its President or Chief Financial Officer setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Company's Board of Directors made any determination hereunder), and the Exercise Price and number of Warrant Shares purchasable at that Exercise Price after giving effect to such adjustment, and shall promptly cause copies of such certificate to be sent to the Warrant Holder. In the event the Company shall, at a time while the Warrant is unexpired and not exercised in full, take any action that pursuant to subsections (a) through (c) of Section 5.1 may result in an adjustment of the Exercise Price, the Company shall give to the Warrant Holder at its last address known to the Company written notice of such action ten (10) days in advance of its effective date in order to afford to the Warrant Holder an opportunity to exercise the Warrant prior to such action becoming effective.

        Section 6.    No Impairment.    The Company will not, by amendment of its Amended and Restated Articles of Incorporation or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution or issue or sale of securities, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrant Holder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, and (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

        Section 7.    Rights As Stockholder.    Except as set forth in Section 5 above, prior to exercise of this Warrant, the Warrant Holder shall not be entitled to any rights as a stockholder of the Company with respect to the Warrant Shares, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon or be notified of stockholder meetings.

        Section 8.    Replacement of Warrant.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant and, in the case of any such loss, theft or destruction of the Warrant, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

        Section 9.    Choice of Law.    This Warrant shall be construed under the laws of the State of California.

        Section 10.    Amendment; Waiver.

        Any term of this Warrant may be amended and the observance of any term of this Warrant waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of Transaction Warrants representing at least a majority of the aggregate number of Transaction Warrant Shares then issuable upon exercise of the Transaction Warrants (the "Majority Warrantholders"). Any amendment or waiver effected in accordance with this section shall be binding upon all "Holders" of Transaction Warrants and any future Holder of this Warrant, regardless of whether or not such person consents thereto. Holder acknowledges and agrees that the Majority Warrantholders may consent to such waivers and/or amendments to the Transaction Warrants as they may elect, acting in their sole discretion, and that such waivers and/or amendments may materially adversely affect the rights of Holder hereunder.

        Section 11.    Restricted Securities.

          (a)    Registration or Exemption Required.    This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance upon the provisions of Section 4(2) thereof. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be resold except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act of 1933 and applicable state laws. In connection with any proposed sale or transfer of this Warrant or Warrant Shares, the Company may require an opinion of counsel to the Warrant Holder, in form and substance reasonably satisfactory to the Company, regarding compliance with applicable federal and state securities laws.

          (b)    Legend.    Any Warrant Shares or other Company securities issued upon exercise hereof, shall bear the legends described in Section 4.8 of the Agreement.

          (c)    Assignment.    Assuming the conditions of Section 11(a) above regarding registration or exemption have been satisfied, the Warrant Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant (each of the foregoing, a "Transfer"), in whole or in part, but only to an Affiliate of the Warrant Holder and only after such transferee agrees to be bound by the provisions of the Agreement. The Warrant Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be Transferred and the respective number of Warrant Shares issuable to the transferee pursuant to the Transfer. The Company shall effect the Transfer within fifteen (15) days, and shall deliver to the Transferee(s) designated by the Warrant Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares. In connection with and as a condition of any such proposed Transfer, the Company may request the Warrant Holder to provide an opinion of counsel to the Warrant Holder in form and substance reasonably satisfactory to the Company to the effect that the proposed Transfer complies with all applicable federal and state securities laws.

          (d)    Investor's Compliance.    Nothing in this Section 11 shall affect in any way the Investor's obligations under any agreement to comply with all applicable securities laws upon resale of the Common Stock.

        Section 12.    Notices.    All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, (b) one business day after transmission by facsimile (with accurate confirmation generated by the transmitting facsimile machine) at the address or number designated below, or (c) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:
Cellegy Pharmaceuticals, Inc. 349 Oyster Point Boulevard Suite 200 South San Francisco, California 94080 Telephone: (650) 616-2200 Facsimile: (650) 616-2222 Attention: Chief Financial Officer
with a copy (which shall not constitute notice) to:
Weintraub Genshlea Chediak & Sproul 400 Capitol Mall, Eleventh Floor Sacramento, CA 95814 Telephone: (916) 558-6000 Facsimile: (916) 446-1611 Attention: C. Kevin Kelso, Esq.
if to the Investor:

Telephone:

Facsimile:

Attention:

with a copy (which shall not constitute notice) to:

Telephone:

Facsimile:

Attention:

        Either party hereto may from time to time change its address or facsimile number for notices under this Section 12 by giving at least ten (10) days prior written notice of such changed address or facsimile number to the other party hereto.

        Section 13.    Miscellaneous.    The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, this Warrant was duly executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

CELLEGY PHARMACEUTICALS, INC.
By:
Name: Title:
Acknowledged and Accepted by
INVESTOR
By:
Name: Title:

EXHIBIT A TO THE WARRANT

EXERCISE FORM

CELLEGY PHARMACEUTICALS, INC.

        The undersigned hereby irrevocably exercises the right to purchase                        shares of Common Stock of Cellegy Pharmaceuticals, Inc., evidenced by the attached Warrant, and tenders herewith payment of the Aggregate Exercise Price with respect to such shares in full, in the amount of $            , in cash, by certified or official bank check or by wire transfer for the account of the Company.

        The undersigned requests that stock certificates for such Warrant Shares be issued, and a Warrant representing any unexercised portion hereof be issued, pursuant to this Warrant, in the name of the registered Warrant Holder and delivered to the undersigned at the address set forth below.

Dated:                        , 200

Signature of Registered Holder
Name of Registered Holder (Print)
Address:

EXHIBIT B TO THE WARRANT
ASSIGNMENT

(To be executed by the registered Warrant Holder desiring to transfer the Warrant)

        FOR VALUED RECEIVED, the undersigned Warrant Holder of the attached Warrant hereby sells, assigns and transfers unto the persons below named the right to purchase                        shares of Common Stock of Cellegy Pharmaceuticals, Inc. evidenced by the attached Warrant and does hereby irrevocably constitute and appoint the Secretary of the Company as attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:                        , 200

Signature
Fill in for new Registration of Warrant:
Name
Address
Please print name and address of assignee (including zip code number)

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  Exhibit 4.05
WARRANT
EXHIBIT A TO THE WARRANT EXERCISE FORM
EXHIBIT B TO THE WARRANT ASSIGNMENT